Exhibit 10.1
Snap Group Limited
50 Cowcross Street, Floor 2
London, EC1M 6AL

September 10, 2026
Ronan Harris
ronan@snap.com
Dear Ronan:
Snap Group Limited (the “Company”), is pleased to offer you employment on the terms described below.
1.Position. You will start in a full-time position as Chief Commercial Officer. Your primary duties will be leading Snap’s global commercial organization, including worldwide sales and the development and execution of strategies to drive revenue growth and commercial performance. The role will lead Snap’s global go-to-market efforts, build and strengthen key customer and partner relationships, and collaborate with executive and cross-functional leadership to advance the Company’s strategic and business objectives. The Company may require you to perform such other or additional duties or to undertake a different role of similar status as the needs of the business dictate. By signing this letter (the “Agreement”), you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.
2.Compensation.
a.Base Salary. You will be paid a base salary of £740,000 GBP per year, payable on the Company’s regular payroll dates, which are monthly, in arrears. This base salary will be paid in 12 equal monthly installments. Electronic payslips may be issued to you rather than paper copies. Your pay will be periodically reviewed as a part of the Company’s regular reviews of compensation, but the Company is under no obligation to increase your pay, subject to applicable law.
b.Discretionary Bonus. You may be eligible to receive an annual discretionary bonus. Please note that whether or not you receive a discretionary bonus, as well as the amount, will be determined by the Company in its sole discretion. A payment at any particular time or at any particular level will not create any entitlement to or expectation of any future payment or the amount of any future payment. You will not be entitled to receive any such bonus payment if you are not employed or are under notice to terminate employment from either party or are subject to disciplinary investigations or proceedings at the date that payment would otherwise ordinarily be made. Any bonus paid will not be part of normal or expected salary for any purpose and will be non-pensionable.
c.Withholding and Deductions. All forms of compensation referred to in this Section 2 or elsewhere in this Agreement or otherwise paid to you in relation to your employment by the Company are subject to applicable withholding and payroll taxes and any required deductions. In addition, to the extent permitted by applicable law, the Company may deduct from your compensation or other payments due to you any money that you owe to the Company (including repayment of any amounts as described above).
3.Start Date. Your role as Chief Commercial Officer will commence on September 18, 2026 (the “Start Date”). Your time performing your prior roles with the Company will count towards your period of continuous employment with the Company.
4.Place of and Hours of Work. Your normal place of work will be at the Company’s offices located in London. Your normal hours of work are between 9:00 a.m. and 6:00 p.m. Mondays to Fridays inclusive with a lunch break of one hour. You also agree to travel to and work at such other places (on either a temporary or permanent basis), throughout the United Kingdom and the rest of the world, as the Company may require for the proper and efficient performance of your duties. During your employment, you will not be required to work outside the United Kingdom for any continuous period of more than one month. Your work schedule will be set by your manager in accordance with applicable law and may change from time to time based on business needs. Notwithstanding the foregoing, you will be expected to be flexible in your work schedule, which includes shift hours. Any additional hours worked will be deemed already compensated by the above base salary, except to the extent required under applicable law.
Regulation 4(1) of the Working Time Regulations 1998 (the "Regulation") limits the average working week (calculated in accordance with the Regulation) of each worker to a maximum of 48 hours. If you wish to opt out of the Regulation, please complete and return the opt out form. If you do not opt out of the Regulation, then you must comply with any policy of the Company in force from time to time concerning the maintenance of records of the hours that you work.

5.Employee Benefits. As an employee of the Company, you will be eligible to participate in the employee benefit plans, if any, currently and hereafter maintained by the Company and generally available to similarly situated employees of the Company in your country subject to acceptance by underwriters, any applicable rules and conditions and subject to the Company's absolute right to substitute, replace, terminate or amend any such schemes and their terms. The Company shall not have any liability to pay any benefit (or compensation in lieu) to you (or any family member) if the insurer refuses for whatever reason to pay or provide or to continue to pay or to provide such benefit and shall not be required to take any steps to require the insurer to pay or provide that benefit. Further details of these benefits are available from the intranet. The Company may replace or withdraw such benefits, or amend the terms of such benefits, at any time on reasonable notice to you. The Company will comply with its obligations as employer under the employee pension auto-enrolment requirements detailed in Part 1 Pensions Act 2008. You will be assessed, and if eligible, enrolled in a contributory pension scheme (the “Company Pension Scheme”), and you shall pay required contributions, subject to the terms of its governing rules as amended from time to time, and/or the terms of the Company’s existing group personal pension scheme provider, as applicable.
If you become a member of the Company Pension Scheme, the default arrangement is that your pension contributions will be made via salary sacrifice. Details of the Company Pension Scheme, including the current rate of the Company’s contribution, are available on the Company's intranet (Snappy) or from Human Resources. The Company reserves the right to terminate or substitute another pension scheme for the Company Pension Scheme. The Company will comply with the requirement to automatically re-enroll you into a qualifying pension scheme every three years if you are not a current member of the Company Pension Scheme, and to make employer contributions and deductions in respect of employee contributions, in accordance with the Pensions Act 2008.
6.Vacation You will be entitled to 25 working days' holiday (in addition to the usual bank holidays in England and Wales) in each calendar year, commencing on 1 January in each year, which will accrue on a monthly basis and in accordance with the Company's policies. If your employment commences part way through a holiday year, your entitlement during that holiday year will be calculated on a pro-rata basis rounded up to the nearest half day. You may not take as holiday more than 10 working days consecutively out of your entitlement without the prior consent of the Company and any holidays must be taken at times previously agreed by the Company. Such agreement is to be obtained before you have committed yourself to booking a holiday or made any other positive arrangements. You may be required to work a bank holiday and if this is the case, you will receive an alternative day off in lieu. You are expected to take all leave prior to the end of each calendar year. Any leave not taken by the end of the year may be forfeited, subject to applicable law and Company policy. If upon the termination of your employment you have taken more annual leave than your accrued entitlement as of the date of termination, the Company will be entitled to deduct the appropriate amount from any payments due to you. The Company reserves the right to require you to take any outstanding holiday during your notice period.
7.Other paid leave. You may be eligible to take the following types of paid leave, subject to statutory eligibility requirements or conditions and the Company rules applicable to each type of leave in force from time to time, and to the extent applicable in each case:
●statutory maternity leave;

●statutory paternity leave;
●statutory adoption leave;
●shared parental leave;
●parental bereavement leave.
Further details of such leave and your pay during such leave are available from the Company. The Company's policies are non-contractual, and the Company may replace, amend or withdraw the Company's policy on any of the above types of leave at any time.
8.Sickness. In the case of absence from work due to sickness, injury, or other incapacity, you or someone on your behalf must notify us on as soon as possible but no later than the start of your normal workday on the first day of absence, stating the cause of the absence and its likely duration and should keep the Company updated throughout the period of absence. The Company will comply with any applicable minimum statutory sick leave and/or sick pay regulations and may require you to provide a medical certificate or other form in relation to your sickness. Subject to your compliance with the Company's policy on sickness absence, you may be entitled to statutory sick pay. The payment of any kind of sick pay shall not affect the Company's power to terminate your employment.
9.Pre-Employment Conditions.
a.Work Permit. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the country where you will be employed. Such documentation must be provided to us prior to or on your Start Date, or this offer will be rescinded or any employment relationship with you may be terminated.
b.Export Control License. This offer is also contingent upon receipt of any export license or other approval that may be required under applicable law. The Company is not obligated to apply for any export license or other approval that may be required, nor can we guarantee that the relevant government agency will issue such license or approval.
10.Deed of Confidential Information and Invention Assignment Agreement. You previously signed the Company’s Deed of Confidential Information and Invention Assignment Agreement which remains in full force and effect.
11.Employment Relationship. Employment with the Company is for no specific period of time and will be subject to the termination procedures described in Section 12 below. Your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time at the discretion of the Company, subject to applicable law.
12.Termination. You are required to give a minimum of 3 months’ written prior notice, or statutory notice, whichever is greater, if you choose to resign. The Company will be entitled at its absolute discretion to terminate your employment at any time by giving you 3 months’ written notice or statutory notice, whichever is the greater. The Company may terminate your employment summarily (without notice) or otherwise if you commit any serious breach of the terms of your employment or of this Agreement or in the event that you commit any act of gross misconduct. All benefits will cease upon termination of employment.
13.Payment in Lieu. The Company reserves the right at any time, in its absolute discretion, to terminate your employment by paying you a sum equal to your basic salary for the relevant period of notice. The payment shall consist solely of your basic salary for the period of notice and shall exclude any other entitlements or benefits referable to your employment and shall be subject to deductions for income tax and national insurance contributions as appropriate. You agree to accept any such payment in lieu of notice as being in full and final settlement of any claim you may have arising out of your contract of employment. Termination of employment will take effect when you are notified (whether verbally or in writing) that the Company is exercising its right under this Section 13 and that it has made or will make a payment in lieu of notice to you.
14.Garden Leave. The Company may also place you on “garden leave” during any period of notice of termination or resignation of your employment. While on garden leave, the Company may: (a) require you to carry out different duties from your normal duties; (b) require you not to attend at work; (c) require you to cease carrying out your duties altogether or cease having any business dealings with the Company’s employees, consultants, suppliers, customers and prospective customers; (d) exclude you from any premises of the Company or any Group Company; or (e) exclude your access to any Company systems or electronic communications or equipment. During such period, you will continue to receive your salary and all contractual benefits provided by your employment, and you must continue to comply with Sections 15 and 16, below.
15.General Obligations and Obligation to Cooperate. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to comply with the Company’s policies and procedures as published or amended from time to time (although these policies and procedures do not form part of this Agreement and the Company may amend, modify or withdraw Company policies and procedures with or without notice to you). You agree that during your employment with the Company and following the termination of your employment, you will cooperate with and make yourself available to the Company in connection with any pending or future internal investigation, government or regulatory investigation involving the Company.
16.Network Use and Data Access. Any use by you of Group Company communications systems and equipment, including email and computers must be in accordance with any policies that the Company or Group Company may issue from time to time. Furthermore, to the extent that you may have access to the personal data of others (within or outside Group Company) in the course of your employment with the Company, you also agree that you will strictly comply with all applicable data protection laws, regulations and guidelines and any policies issued by the Company or Group Company from time to time relating to data protection and privacy, and you acknowledge that the breach of any such rules is likely to be regarded as gross misconduct.
17.Grievance and Disciplinary Procedures. The Company's disciplinary and grievance procedure (which may be updated from time to time) is available from your manager or HR Manager. The procedure is non-contractual. The Company may in its absolute discretion suspend you from some or all of your duties and/or require you to remain away from work during any investigation conducted into an allegation relating to your conduct or performance. During such period, your salary and contractual benefits will continue to be paid and provided.
If you want to raise a grievance, you may apply in writing to Snap Inc.’s Chief People Officer in accordance with our grievance procedure.

If you wish to appeal against a disciplinary decision you may apply in writing to Snap Inc.’s Chief People Officer, in accordance with our disciplinary procedure.

18.Training. No mandatory training is applicable or provided in relation to your employment.
19.Outside Business Interests. You cannot during the continuance of your employment (whether during or outside working hours, and whether alone, on behalf of, or in association with any other person) without the prior consent in writing of the Company, be directly or indirectly engaged, concerned or interested in any capacity in any other business, trade, profession or occupation other than the business of the Company or any Group Company in accordance with the terms of this Contract provided that nothing in this Section 19 shall prohibit you from being:

(a)    the holder of not more than five per cent. of any class of stock, shares or debentures or other securities in any company whether or not it is listed and/or dealt in any Recognised Investment Exchange. "Recognised Investment Exchange" means the London Stock Exchange, the Alternative Investment Market or other recognised investment exchange and/or recognised clearing house pursuant to Section 285 of the Financial Services and Markets Act 2000, as amended; or

(b)    interested as shareholder or director only in such companies as the Company from time to time agrees in writing, such agreement not to be unreasonably withheld or withdrawn so long as none of such interests of yours shall prejudice the business interests of the Company or of any Group Company and for so long as you continue to comply with the provisions of this clause 19.

You cannot during the continuance of your employment (except with the prior written consent of the Company) introduce to any other person firm or company business of any kind which could appropriately be dealt with by the Company or any Group Company, nor can you have any financial interest in or derive any financial benefit from any contracts made by the Company or any Group Company with any third party.

20.Miscellaneous.
a.Group Company. The term “Group Company” in this Agreement means any undertaking which is a parent undertaking of the Company or a subsidiary undertaking of the Company or of any such parent undertaking (as such expressions are defined in 1161 and 1162 of the Companies Act 2006).
b.Communications. To the extent this Agreement or any related documentation has been provided to you in a language other than English, the English language version will govern in case of any ambiguities or inconsistencies, subject to applicable law. The Company may also deliver any documents related to your employment and request your consent to such documents by electronic means. You hereby consent to receive such documents by electronic delivery and, if applicable, to execute such documents via electronic signatures, click-through acceptance of terms, or other online system as may be established and maintained by the Company.
c.Severability. The provisions of this Agreement are severable, and if any one or more of the provisions are determined to be illegal or otherwise unenforceable, in whole or in part, it shall nevertheless be enforced to the fullest extent allowed by law, and the remaining provisions shall not be affected.
d.Governing Law and Forum. This Agreement will be governed by the laws of England and Wales without giving effect to any conflict of laws principles, and any dispute that cannot be resolved by the parties shall be submitted to the exclusive jurisdiction of the courts of England and Wales.
e.Entire Agreement. This Agreement supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this Agreement, apart from your previously signed Deed of Confidential Information and IInvention Assignment Agreement and Working Time Regulations 1998. This Agreement may not be amended or modified, except by an express written agreement signed by both you and an authorised company signatory, except that the Company reserves the right to change your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, from time to time, subject to applicable law.
f.Health and Safety. All employees are required to comply fully with applicable health and safety legislation and with the requirements of any HSE or other regulatory body, in connection with the physical state and condition of the Company's premises and the equipment in it, and the Company's conduct of the business. All staff are required to report immediately to one of the directors any matters which do or may give rise to a health and safety risk to any person on the Company's premises or to a breach of any statutory rule or regulation. Failure to pay proper attention to health and safety matters is a serious disciplinary offence.
g.Collective Agreements. There are no collective agreements which affect the terms and conditions of your employment.

h.Counterparts. This Agreement may be signed in two or more counterparts. Each of these will be considered an original, and together they will constitute a single agreement.

[signature page follows]

If you wish to accept this offer, please sign and date both this Agreement and the enclosed Deed of Confidential Information and Invention Assignment Agreement and return them to me.

Very truly yours,
Snap Group Limited

By: /s/ Scott Withycombe
Name: Scott Withycombe
Title: Chief People Officer, Snap Inc.; Signing on behalf of Snap Group Limited

ACCEPTED AND AGREED:
/s/ Ronan Harris
Name: Ronan Harris
Date: September 22, 2026